Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

TALLGRASS ENERGY GP, LP

The undersigned, desiring to amend the Certificate of Limited Partnership of Tallgrass Energy GP, LP (the “Partnership”) pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows:

FIRST: The name of the Partnership is Tallgrass Energy GP, LP.

SECOND: Paragraph First of the Certificate of Limited Partnership shall be amended as follows:

“FIRST: The name of the limited partnership is Tallgrass Energy, LP.”

THIRD: Paragraph Second of the Certificate of Limited Partnership shall be amended as follows:

“SECOND: The address of the registered office and the name and the address of the registered agent of the Partnership are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.”

FOURTH: Paragraph Third of the Certificate of Limited Partnership shall be amended as follows:

“THIRD: The name and mailing address of the Partnership’s sole general partner is Tallgrass Energy GP, LLC, 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211.”

FIFTH: The future effective date and time of this document is July 1, 2018 at 12:02 a.m. Central Daylight Time.

IN WITNESS WHEREOF, the undersigned general partner of the Partnership has duly executed this Certificate of Amendment to Certificate of Limited Partnership this 29th day of June, 2018.

TALLGRASS ENERGY GP, LLC

By:	/s/ David G. Dehaemers, Jr.
Name:	David G. Dehaemers, Jr.
Title:	President and Chief Executive Officer

Signature Page to Certificate of Amendment of Certificate of Limited Partnership

(Tallgrass Energy GP, LP)